Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated March 6, 2009 (including amendments thereto) with respect to the Common Stock of SeraCare Life Sciences, Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: March 6, 2009	LTOVA HOLDINGS LLC

	By:	/s/ Jacob Safier
Jacob Safier Managing Member

/s/ Jacob Safier
JACOB SAFIER